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                                                                       Exhibit 1






                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                TICKETS.COM, INC.

                                       AND

                             LASERGATE SYSTEMS, INC.

                             DATED OCTOBER 20, 1999



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                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

        This First Amendment (this "First Amendment") to Agreement and Plan of Merger, dated as of October 20, 1999, is by and between Tickets.com, Inc., a Delaware corporation ("Tickets.com") and Lasergate Systems, Inc., a Florida corporation ("LSi").

                                   BACKGROUND

        Pursuant to an Agreement and Plan of Merger, dated June 21, 1999 (the "Agreement"), by and among Tickets.com, Advantix Acquisition Corp., a Delaware corporation (the "Company") and LSi, the Company, upon the affirmative vote of a majority of the shareholders of LSi, shall be merged with and into LSi and shall become a wholly-owned subsidiary of Tickets.com. All capitalized terms used and not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Agreement. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                      TERMS

1. Section 9.1 Termination. Section 9.1(b) of the Agreement is hereby amended in its entirety to read as follows:

               (b) by Tickets.com or LSi if either (i) the Effective Time shall not have occurred on or before January 31, 2000; however, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date unless such failure has been outside the control of such party using its reasonable efforts; or
        (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable, except such as have been sought by or on behalf of Tickets.com.

2. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of Florida, without regard to any applicable conflicts of law.

3. Agreement Remains in Effect. Except as specifically modified by this First Amendment, the Agreement remains in full force and effect.


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4. Counterparts. This First Amendment may be executed in counterpart originals, and by facsimile transmission, each of which counterpart original shall be deemed one and the same instrument.

   IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.



                                   LASERGATE SYSTEMS, INC.



                                   By: /s/ DAVID A. RILEY
                                      ----------------------------------
                                         David A. Riley, Chief Executive
                                         Officer and President


                                   TICKETS.COM, INC.


                                   By:    /s/ Tim Kelley
                                      ----------------------------------

                                   Name:
                                        --------------------------------

                                   Title: Executive Vice President
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